Exhibit 99.1
FOR IMMEDIATE RELEASE:	NEWS
January 16, 2004	Nasdaq-ACTT

ACT Teleconferencing Closes $2.2 Million Private Placement of Stock

DENVER—ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of audio, video and web-based conferencing products, today announced that it has closed a $2.2 million private placement financing of common stock with a private investment partnership. In this transaction, ACT sold a total of 2.1 million shares at $1.05 per share. CEO Gene Warren commented, “This funding helps us meet our working capital requirements to implement our business plan for 2004.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States without an effective registration statement covering such securities or an applicable exemption from such registration requirements.

About ACT

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web conferencing products and services to corporations, educational organizations and governments worldwide. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands,

Singapore, the U.K. and the U.S.; and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia,

Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes. All future results will depend upon industry developments, volumes, pricing changes, related efficiency gains as well as numerous other known and unknown business risks. As a matter of policy, the Company does not provide earnings guidance. All cash flow targets and estimates are provided solely for purpose of analysis.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com

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